UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2018 (April 18, 2018)

AMERICAN LORAIN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-34449	87-0430320
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation or organization)		Number)

Beihuan Road Junan County
Shandong, China	276600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 539-7317959

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 18, 2018, American Lorain Corporation (the “Company”) received a notice from NYSE American LLC (the “Exchange”) that the Company was not in compliance with Sections 1003(a)(i) and 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”) since the Company reported a stockholders’ equity deficit of ($3.05) million as of December 31, 2017 and net losses in three of its four most recent fiscal years ended December 31, 2017.

In order to maintain its listing on the Exchange, the Company must, by May 21, 2018, submit a plan of compliance (the “Plan”) advising the Exchange of actions it has taken or will take to regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide by October 21, 2019 (the “Plan Period”). If the Plan is accepted by the Exchange, then the Company will be able to continue its listing during the Plan Period, during which time it will be subject to periodic monitoring for compliance with the Plan. If the Plan is not accepted by the Exchange, then the Company will be subject to delisting proceedings.

In addition, the Exchange has informed the Company that the Company’s securities have been selling for a low price per share for a substantial period of time. Consequently, pursuant to Section 1003(f)(v) of the Company Guide, the Company’s continued listing is predicated on the Company’s effecting a reverse stock split of the Company’s common stock or otherwise demonstrating sustained price improvement by no later than October 19, 2018.

The Company’s management is beginning its analysis regarding submission of a Plan to the Exchange by the May 21, 2018 deadline. However, there can be no assurance that the Company will be able to achieve compliance with the Exchange’s continued listing standards within the required time period.

On April 24, 2018, the Company issued a press a release stating that it had received the letter from the Exchange.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit 99.1 - Press Release dated April 24, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2018	AMERICAN LORAIN CORPORATION

	By:	/s/ Si Chen
Name: Si Chen
Title: Chairman and Chief Executive
Officer